Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Bumble Inc. for the registration of shares of its Class A common stock, and to the incorporation by reference therein of our report dated October 30, 2020, with respect to the consolidated financial statements of Worldwide Vision Limited and subsidiaries included in the Annual Report (Form 10-K) of Bumble Inc. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cambridge, United Kingdom

September 7, 2021